Exhibit 10.41
Maximum Amount Mortgage Agreement

No: 13108109Z022-03
The Parties:

Guarantee/Creditor (Party A): Anyang Branch, Guangdong Development Bank

Address: Xiduan , Renmin Street, Anyang

Legal Representative/Responsible Person: Shen Xueqing      Title: President

Tel: 0372-3672778   Fax: 0372-5937949       Postal Code: 455000

Mortgagor (Party B):Henan Shuncheng Group Coal Coke Co., Ltd

Address: Qugou Town, Anyang County

Legal Representative/Responsible Person: Wang Xinshun Title: Chairman of the Board

Business License NO.: 410522110001012

ID NO. (For natural person) _/____

Tel: 0372-5606593   Fax: 0372-5606593      Postal Code: 455141

Opening Bank:

Basic Account/Settlement Account: Zhongzhou branch, Construction Bank of China.

Account No.:

General Account/Savings Account:  (1)           /         Account No.   /

                               (2)            /        Account No.    /

Signed at Anyang, Henan

Whereas Party B voluntarily provide mortgage to Party A for the fulfilment of the debt under the Principal Agreement as stated in Article 1 hereinafter, the parties hereto enter into this Agreement through equal negotiation, the terms hereof shall be interpreted in accordance with the Principal Agreement, unless otherwise specified.

Article 1 Principal Agreement

The Principal Agreement of which this agreement guaranteed, refers to the definition A :

A.
The General Credit Limit Agreement, dated in 6 July 2009, numbered 13108109Z022, reached in by and between Party A and Henan Shuncheng Group Coal Coke Co., Ltd (the Debtor)and its amendments or supplementary agreements (including but not limited to Extension Agreement. Single agreements thereof shall also be involved in the Principal Agreement if any.)

B.
A series of Agreements and their amendments or supplements (including but not limited to extension agreements) signed by Party A and ______/_____ (hereinafter referred to as the “Debtor”) from       /   (date)   to    /   (date)    .

C.
In accordance with the consensus reached by the parties hereof, Principal (currency:    /  ) under the Loan Agreement with Agreement number of       /   , by and between Party A and      /   (the “Debtor”), effective before effective date hereof, shall be within the scope of credit guaranteed by this Agreement.

Article 2 Maximum Amount Guaranteed

2.1	The Maximum Amount of loan principal guaranteed by this Agreement:

Currency: RMB

SIXTY MILLION YUAN ONLY

RMB 60,000,000.00

2.2	The amount and expenses defined in Article 5.

The Maximum Amount of Credit covered by this Agreement shall be the sum of the amounts specified in the above two clauses.

Article 3 Mortgage Property

3.1	The mortgage property provided by Party B refers to List of Mortgage Property for details.

3.2
The right to mortgage hereof and the List of Mortgage Property covers the mortgage property’s fruits, accessory objects, accessory rights, appurtenances, accreted objects, annexed objects, mixtures, processed objects and etc.

3.3
The right to mortgage hereof and the mortgage property’s substitution objects, includes but not limited to the compensation for insurance, compensation for general damages, compensation for national expropriation and requisition, wreckage of damaging the mortgage property, proceeds of selling the mortgage property.

3.4
Party B who mortgages the house ownership shall mortgage the corresponding land use right simultaneously. If the land use right is mortgaged, the house and fixture located on this land shall be mortgaged simultaneously. Party B further undertakes that the mortgage hereof will be applicable the new-built house and newly increased fixtures on this land in the mortgage period hereof and the related registration procedures will be proceeded.

3.5
Where Party B mortgages the existing and ulterior production facilities, raw and processed materials, semi-manufactures and productions, and if the debtor fails to perform the due debt or the conditions realizing the right to mortgage hereof occur, Party A is entitled to take priority to get paid as of the chattel when realizing the right to mortgage.

3.6
The stipulation to the value of the mortgage property in the List of Mortgage Property shall not be deemed as the evaluating basis of disposing the mortgage property by Party A in accordance with this Agreement, and not constitute any limitation of performing the right to mortgage by Party A.

Article 4 Enforcement Term of the Right to Mortgage

After occurrence of the guaranty liability, Party A shall enforce the right to mortgage upon the mortgage property for realization of the whole or partial, more or single matured principal credit in accordance with the provisions related to the right to mortgage in laws and regulations.
In respect of each principal credit, Party A shall enforce the right to mortgage during the limitation of action; if any principal credit is liquidated by instalments, Party A shall enforce the right to mortgage before expiry date of the limitation of action for the last instalment.

Article 5 Scope of Guaranty

The scope of guaranty includes the principal, interest, default interest, compound interest, penalty, compensation for damage, expense of disposing the guaranteed property, expenses for realization of the creditor’s right and the right to mortgage (including without limitation the litigation fee, arbitration fee, attorney fee, travel expense, execution expense, security expense, evaluation expense, auction or sale expense, transfer expense, announcement expense) and other due expenses.

Article 6 Registration of the Mortgage Property

6.1	Where laws and regulations provide or the parties agree that mortgage registration is necessary, the parties shall register the mortgage hereof with competent property registration authority.
6.2
Where the registration matters change and the registration of modification is needed legally, the parties shall deal with the registration modification procedures with competent property registration authority within five (5) days after the matters change.

6.3
In accordance with this Agreement, the mortgage property’s fruits, newly added accessory objects, accessory rights, appurtenances, accreted objects, annexed objects, mixtures shall turn into the mortgage property hereof naturally; if the relevant authority requests parties to deal with the registration of mortgage property, the parties shall deal with the registration of mortgage property with competent property registration authority promptly after the aforesaid matters occur.

Article 7 Possession, Use and Storage of Mortgage Property

7.1
The mortgage property hereof is possessed and stored by Party B, but the mortgage property’s certificates of right, certificates of other rights, originals of the mortgage registration documents shall be managed by Party A. Party B agrees to accept at any time and coordinate effectively with Party A and its appointed institution and individuals to check the mortgage property.

7.2
Party B shall inform Party A initiatively and promptly of the mortgage property’s conditions of management, use and change of value. In case natural loss or the behaviour of Party B is sufficient to decrease the property value of mortgage property, Party A is entitled to request Party B to stop its behaviour and restore the value of mortgage property or provide for new guaranty approved by Party A in five (5) working days. Otherwise Party A is entitled to dispose the mortgage property in advance.

The conditions, that are sufficient to jeopardize rights of Party A resulting from the mortgage property’s natural loss or apparent reduction of value, refer to the following conditions:

1.      The mortgage rate exceeds fifty percent (50%);
2.                                          /
7.3
Party B shall store and maintain the mortgage property appropriately, and take effective measures to ensure the safety and completeness; if the mortgage property needs to be repaired, Party B shall take measures promptly and bear expenses thereform, if the mortgage property is damaged or lost, Party B shall inform Party A promptly and take immediate measures to avoid the enlargement of loss, and at the same time show to Party A the certificate regarding reasons for being damaged and lost issued by authorized institution.

Article 8 Insurance

(This article is optional, choose 1:  1.applicable  2.unappliable)

8.1
If Party A consider that the mortgage property needs to be covered with insurance, Party B shall arrange insurance for the mortgage property with the insurance company accepted by Party A, in accordance with the insurance type determined by Party A. Party A may inform Party B in written or oral form, and Party B shall arrange a continuous and full property insurance in accordance with the amount no less than the mortgage property’s latest evaluating value or the principal and interest of Principal Agreement within five (5) working days after getting the inform, and all the insurance expenses are paid by Party B. The insurance term shall not less than the performance term of the Principal Agreement. The original of insurance documents shall be delivered to Party A.

8.2
Party B shall note in the insurance policy that Party A is the insurant and/or primary beneficiary. Where Party B has arranged property insurance prior to this Agreement, Party B shall request the insurance company to issue an endorsement which illustrates that Party A is changed as the insurant. The insurance policy shall not have any provisions limiting the right of Party A.

8.3
If Party B fails to arrange the continuous and full property insurance, Party A is entitled to arrange insurance in accordance with this clause and the resulting loss of all expenses shall be borne by Party B.

8.4
During this Agreement’s period of validity, Party B shall not intermit, terminate, amend or modify the insurance document, and take all reasonable and necessary measures to make sure the validity of the insurance hereof. If Party B fails to arrange the insurance or breaks the aforesaid agreement, Party A is entitled to determine to arrange the insurance or continue to arrange the insurance for mortgage property, and all expenses are borne by Party B.

8.5
During this Agreement’s period of validity, if any insurance accident happens to the mortgage property, Party A is entitled to the right of claim of subrogation. The full compensation of insurance shall be liquidated to Party A in advance or be deposited by relevant institution as the subrogation of the mortgage property, or be used to restore the value of the mortgage property as agreed by Party A.

Article 9 Achievement of Right to Mortgage

9.1
If the debtor fails to repay the due debt or the conditions realizing the right to mortgage agreed by the parties hereof occur, Party A shall consult with the mortgagor to convert the mortgage property into money or get paid out of the proceeds from auction or sale of the mortgage property. The price of the mortgage converted into money or sold is in accordance with the market price. The proceeds of disposing the mortgage property shall first be used to pay expenses arising from disposition of the mortgage property and expenses payable by the debtor to the Creditor, and then used to liquidate the loan hereof.

9.2
In the period of guaranty, the insurance expense, damages or compensation obtained from the damage, loss or expropriation of the mortgage property shall be used to liquidate the guaranteed credit in advance or deposited with the third party accepted by Party A.

9.3
If the performance term of debt expires and the mortgage property is sealed up or distrained by the people’s court due to the Debtor fails to repay the debt duly, Party A is entitled to receive the natural or legal fruits of the mortgage property from the date of sealing up or distraining; and the natural or legal fruits shall first be used to make up for the expense of receiving fruits and the rest shall be used to liquidate the guaranteed claim in advance or deposited with the third party recognized by Party A.

9.4	Party A is entitled to dispose the mortgage property in advance and take priority to get paid out of the obtained proceeds if one of the following conditions occurs:
1.	Terminate the Principal Agreement in accordance with the Principal Agreement or laws and regulations;
2.	Perform the debt in advance in accordance with other conditions of the Principal Agreement.
9.5
If the guaranteed creditor’s right includes both the guaranty of in rem and individual, and the debtor fails to perform the due debt or the conditions realizing the real right of guaranty agreed by the parities hereof, Party A is entitled to choose achieving the claims in respect of the guaranty in rem or requesting the assurer to take the guaranty responsibility.

9.6
If the Creditor waives the mortgage upon a real right, priority for mortgage right or modifies the mortgage upon a real right, other guarantors undertakes to continue to take the responsibility of guaranty.

Article 10 Statements and Promises

Party B represents and warrants as follows:
10.1	Party B registers and exists legally, and possesses the complete capacity for civil rights and capacity for act, and is entitled to the legal ownership or right of disposition of the guaranty.
10.2
Party B ensures that there is no other co-owner, or it has co-owners but Party B has obtained all the co-owners’ written consents. Party B warrants that the written consents will be delivered to Party A for custody before signing this Agreement.

10.3
Party B understands the content of the Principal Agreement completely, and signs and performances this Agreement based on its real intent, and it has got the legal and valid authority in accordance with the request of the company’s articles or other inside management documents.

Party B, who is a third party and a company, provides for this mortgage which has been passed by the resolution of the board of directors, board of shareholders or the shareholders’ meetings in accordance with the regulations of the article of company; if the article of company regulates the total amount of guarantee and the amount of individual guarantee, the guaranty herein shall not exceed the regulated limitation.
Signing and performing this Agreement shall not breach any contracts, agreements and   other legal documents which are binding on Party B, who has or will obtain all the approvals, permissions, records or registrations required by set this guaranty.
10.4	All the documents and information provided by Party B to Party A are all accurate, real, complete and in effect.
10.5	Party B does not conceal any real right of guaranty existed on the mortgage property till the date of signing this Agreement from Party A.
10.6	If a new real right of guaranty is set on the mortgage property, the guaranty is sealed up or involved in significant litigation or arbitration cases, Party B shall inform Party A promptly.
10.7
If the mortgage property is the construction in progress, Party B promises that there is no priority of compensation for benefit of a third person; if there is, Party B promises to cause the third person to issue a written waiver statement as of the priority of compensation and then deliver it to Party A.

Article 11  Culpa In Contrahendo

After this Agreement is concluded, due to Party B refuses or delays to deal with the mortgage registration or other reasons of Party B, this Agreement cannot be in effect and the right to mortgage cannot be set validly, which constitutes Culpa In Contrahendo. Party B shall reimburse any loss or damage Party A suffers resulting from such invalidity.

Article 12   Disclosure of the Inner Related Parties of Party B And Related Transaction

The parties hereto agree to adopt Article 12.1 hereunder:

12.1	Party B isn’t the group customer determined by Party A according to Guidelines of Commercial Bank to the Risk Management of Granting Credit to the Group Client,( ‘Guidelines’ for short);

12.2
Party B is the group client determined by Party A according to the Guidelines. Party B shall report to Party A the related transaction with an mount more than 10% of its net asset in a timely manner according to Article 17 of Guidelines, including the relation among transaction parties, transaction items and nature of the transaction, transaction amount or its proportion, pricing policies (including transaction without any price or only with nominal amount).

Article 13  Rights and Obligations of Party A

13.1	During the period of guaranty, Party A is entitled to inquire, understand and supervise Party B’s business and management conditions and use and maintain conditions of the mortgage property.
13.2
If the performance term of Principal Agreement expires and the debtor fails to repay the debt’s principal, interest and other affiliated expenses, Party A is entitled to dispose the mortgage property hereof legally.

13.3
If the performance term of debt expires and the debtor property is sealed up or distrained by the people’s court due to the Debtor fails to repay the debt duly, Party A is entitled to receive the natural or legal fruits of the mortgage property from the date of distraining.

13.4	Party A is entitled to request Party B to take measures to prevent the right to mortgage from invasion of any third party.
13.5
If the debtor of Principal Agreement liquidate the debt in accordance with the agreement or in advance, Party A shall assist Party B to deal with the dissolution procedures of mortgage registration promptly.

13.6	Other conditions which Party A is entitled to dispose the mortgage property in advance.

Article 14 The Rights and Obligations of Party B

14.1
After the execution of this Agreement, if Party A lawfully transfers the principal creditor's rights to a third party, the mortgage rights under this Agreement shall be simultaneously transferred, while Party B shall continue to bear the mortgage liability within the scope of guarantee as agreed hereof.

14.2
Unless such alterations extends the mortgage obligations of Party B (with the exception of the alteration of interest as regulated), Party A needs no prior consent from Party B when altering the Principal Agreement with the debtor of the Principal Agreement; Party B shall continue to bear the liability within the scope of guarantee as agreed.

14.3
Before the main obligations of this Agreement are fully settled, Party B shall stop its acts that may cause losses to the mortgage property; if the value of such properties is lessened caused by Party B, then Party B shall be liable to recover the loss or produce mortgage equivalent to the loss caused. If Party B produces neither recovery nor mortgage, then Party A shall have right to demand Party B in paying off the debts. If the debtor fails in paying off the debt, Party A shall then have power to perform right to mortgage. If, because of natural disasters, accidents, torts or other causes, the properties under mortgage are destroyed or lessened, Party B shall take immediate actions in preventing the loss from further expanding, and then have Party A notified by writing simultaneously.

14.4
The damages and compensations, which Party B obtains as considerations to damage by a third party or requisition, shall be used as substitutional object of the mortgage property to liquidate Party A’s claim in advance or to deposit in the notary office located in location where the mortgage property places; the unreduced value of mortgage property shall still be the guaranty of the creditor’s right.

14.5	Party B has the obligation to inform Party A to prevent from damaging Party A’s creditor’s right when the creditor’s right suffers or may suffer from the infraction from any third party.
14.6
In the period of mortgage of guaranty, without Party A’s written consent, Party B shall not lease, deposit, re-mortgage, split or transfer the mortgage property partially or completely; however condition that the transferee liquidates the debt and eliminates the right to mortgage is exclusive. If Party A agrees Party B to dispose the mortgage property, Party B agrees Party A to has the right of choosing the following methods to dispose the proceed from disposing the mortgage property and assist to deal with the relevant procedures:

a.	Liquidate or liquidate in advance the principal and interest of debts and relevant expenses under Principal Agreement;
b.	Turn to fixed deposit and the deposit receipt shall be subject to pledge;
c.	Deposited with a third person recognized by Party A;
d.	Dispose freely the proceeds obtained from disposing the original mortgage property after Party B provides for new guaranty recognized by Party A in accordance with Party A’s demand.
14.7
Through mutually negotiation by the parties, Party B, who mortgages its existing and ulterior production facilities, raw and processed materials, semi-manufactures and productions, does not apply the provision of Article 14.6 when engaging in the normal producing business, however Party B shall not dispose the mortgage property maliciously in form of mendacious purchase and sale. If the conditions provided in Article 16 occur, Party B shall not dispose the mortgage property in any form, or else Party B shall take the liability of compensation for any loss suffered by Party A.

14.8	Party A shall be informed in writing if one of the following conditions occurs:
a.	The business system changes, such as to make an agreement, joint operation, consolidation, separation, reform of stockholding system and joint invest and cooperation with foreign businessman.
b.	The increase and reduction of registered capital and business scope, and changes in shareholdings.
c.	Involving significant litigation of economic disputes.
d.	The disputes involving the ownership of the mortgage property occur.
e.	Bankruptcy, out of business, dissolution, suspending business for rectification and revocation of business licence.
f.	Changes of the domicile, telephone and legal person.
14.9	The debtor of Principal Agreement who pays off all the debts under Principal Agreement is entitled to request Party A to assist dismissing the mortgage herein.

Article 15  Costs

If not otherwise regulated by law or agreed by the parties, all costs occurred during the signature, execution and dispute resolution of this Agreement and the  cost of disposing mortgage property shall be borne by Party B.

Article 16 Breach of Agreement and Liabilities

Under one of the following conditions, Party B shall be considered to have breached this Agreement:
16.1
Party B, in breaching the provisions of this Agreement, transfers, leases, lends, funds (in material), remolds, rebuilds, or disposes the mortgaged property in any other ways (partially or fully) without authorization;

16.2	Party B obstructs Party A in disposing the mortgaged property pursuant to the relevant provisions of this Agreement;
16.3	Party B fails to provide relevant guaranty according to the requirements of Party A when the value of mortgaged property depreciates, as provided in this Agreement;
16.4	Party B makes false statements within this Agreement, or breaches its promises within this Agreement;
16.5	Party B breaches other provisions of this Agreement;
16.6	Party B terminates its business, or is under the circumstances of dissolution, annulment or bankruptcy;
16.7	Party B breaches other agreements with Party A, or other institutes of the Guangdong Development Bank Co., Ltd.
If such breaches enlisted in the previous provision happens, Party A may, according to the actual circumstances, adopt one or several measures enlisted below:
a.	Require Party B to correct its breach of the Agreement within a designated time;
b.	Lowers, suspends or terminates (fully or partially) the line of credit of Party B;
c.
Suspends or terminates (fully or partially) the business applications of Party B under other agreements; suspends or terminates (fully or partially) the releases and handling of unrealized loans and unhanded trade financings;

d.	Declares that the un-repaid loans/trade financings are immediately due (fully or partially);
e.	Terminates or cancels this Agreement, fully or partially terminates or cancels other agreements between Party B and Party A;
f.	Demands reimbursements against Party B for the losses of Party A caused by the breach of Party B;
g.	Executes the right to mortgage;
h.	Conducts other measures deemed necessary by Party A.

Article 17 Notarization

The parties hereof agree and confirm that: once this Agreement is notarized by the notary office, it shall be deemed as the document of claim which has the effect of enforceability; if the debtor fails to liquidate Party A’s principal and interest of debt and other due expenses on time, and Party B has the default conditions provided in Article 16, Party A is entitle to directly apply to the people’s court which has the jurisdiction for the compulsory execution in accordance with this Agreement and Party B agrees to accept this compulsory execution unconditionally and give up the right to defence.

Article 18 Effectiveness, Modification, Amendment and Termination

18.1
This Agreement comes into effect from the date of signing and stamping by each party. The right to mortgage comes into effect from the mortgage registration date if the registration of mortgage property is needed, and terminates till the date when the principal, interest, default interest, compound interest, liquidated damages, expenses realizing the right of creditor and all the other affiliated expenses under Principal Agreement are liquidated.

18.2	After the effectiveness of this Agreement, it is legally binding to the parties and their successors and transferees.
18.3
After the effectiveness of this Agreement, any one of the parties shall not modify or terminate this Agreement in advance without authority. This Agreement may be modified or amended in written form through mutually negotiation by the parties, and any modifications or amendments constitutes the inseparable components hereof. If this Agreement needs to be terminated in advance, the parties shall conclude the written agreement through mutually negotiation, and the provisions herein is still in effect before concluding the written agreement.

Article 19 Status of This Agreement

19.1
This Agreement is independent of Principal Agreement, and Party B shall take responsibilities of mortgage of guaranty hereof whether the Principal Agreement is regarded as partial or complete invalidation.

19.2
If Party B (including its successor and legatee) is natural person, major accidents of Party B’s body or property (such as the death, loss, be pronounced dead, be pronounced lost, lose capacity for civil act and suffer from natural disaster) do not impact the validation of this Agreement. If Party B is legal person or other organizations, the consolidation, separation, recombination, reform of the shareholding system, change of relationship of administrative subordination do not impact the validation of this Agreement.

19.3
In the performance period of this Agreement, if Party B delays in performing the obligation of this Agreement, or Party A gives any tolerance and grace to Party B’s any default actions or delay actions, Party A is not damaged, impacted or limited to entitle every right of Party A in accordance with this Agreement and relevant laws, and it is not deemed as the permission or acquiescence of Party A to any default actions, and not regarded that Party A waives the right to take actions against Party B’s current or future default actions.

Article 20 Applicable Laws and Dispute Resolution

The laws of the People’s Republic of China shall be applicable to this Agreement.
All disputes and disagreements occurred during the execution of this Agreement shall be firstly sought to be solved by both parties via friendly consultation. If such consultation fails, the Parties agree to employ the same dispute resolution method as agreed by the parties in the Principal Agreement.
Should the dispute does not affect the execution of other provisions of this Agreement; these provisions shall then continue to be exercised during the period of such resolution.

Article 21 Special Statement of Party B

21.1
Party B makes sure that all the contents herein are negotiated by each party who understands completely all the contents herein, and this Agreement does not involve any conditions which limit and exempt Party B’s responsibility, and there is no demurral to all the provisions herein.

21.2
Party B authorizes Party A to submit the information of enterprise’s credit in the loan (loaning) period to credit information centre of People’s Bank (or other legal finance supervision institution), and authorizes Party A to inquire and use the credit information of Party B’s enterprises from the aforesaid institution at any time.

Article 22 Supplementary Provisions

22.1	Each party shall verify carefully the authorized time limit and prescription obtained by the opponent and signatory.
22.2
Unless otherwise agreed, the place of domicile assigned by the both parties in this Agreement shall be considered as mailing address and contact address; both parties shall, when their mailing / contact address are changed, inform the other party in writing.

22.3	Under this Agreement:
Responsible Person of Party A is: Sun Jianyi, Telephone: 0372-3672778
Responsible Person of Party B is: Yu Hailin, Telephone: 0372-5606593
22.4	Any attachment, amendments or supplements constitute hereof shall be unalienable components to this Agreement, and have the same legal power as this Agreement herein. The attachments include:
Annex 1. List of the Mortgage Property;
Annex 2. Investigation and Appraise Form of Mortgage of Guaranty.
22.5	This Agreement is in three (3) originals; one (1) for Party A, one (1) for Party B and one (1) for the relevant registration institution, and all of them have equal legal effect.

Article 23  Other Provisions

__________________________________________________
__________________________________________________

Party A (stamp):
Legal Representative (Principal)/Entrusted Agent: /s/ Shen Xue Qing
Date: July 6, 2009

Party B (stamp)
Legal Representative (Principal)/Entrusted Agent: /s Wang Xinshun
Date: July 6, 2009

Annex I: List of the Mortgage Property
Agreement of Mortgage of Maximum Amount NO. 13108109Z022-03
Monetary Unit: RMB/Ten thousand
Number	Name of Mortgage Property, Specifications and Type, Nameplate	Unit	Quantity	Evaluating Value	Name and Document Number of Right Certificate (invoice, certificate, official document, AGREEMENT and etc.)	Location and Use Conditions of Mortgage Property	Registration Institution
1	Roof-mounted Coke Oven	A set	1	106.796.324	Diya No.2009020 Document of Chattel Mortgage	being used, in the factory	Administration Bureau for Industry and Commerce of Anyang
2	Chemical Factory	A set	1	29.040.370
3	Coal Washing	A set	1	9.497.760
4	Sink and Float Coal Washing	A set	1	72.575.054
The Mortgagor (stamp) Legal Representative/Entrusted Agent: Date: July 6, 2009					The Mortgagee (stamp) Legal Representative/Entrusted Agent: Date: July 6, 2009